Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

NAME OF SUBSIDIARY	COUNTRY OF ORGANIZATION
Lazard International Holdings, Inc.	U.S.
Lazard Frères & Co. LLC	U.S.
Lazard Asset Management LLC	U.S.
Lazard Middle Market LLC	U.S.
Lazard & Co., Holdings Limited	United Kingdom
Lazard & Co., Limited	United Kingdom
Lazard & Co., Services Limited	United Kingdom
Lazard Asset Management Limited	United Kingdom
Compagnie Financière Lazard Frères SAS	France
Lazard Frères Gestion SAS	France
Lazard Frères Banque SA	France
Maison Lazard SAS	France
Lazard Pty Limited	Australia